EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                                 SECOND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          WEBSTER FINANCIAL CORPORATION



         It is hereby certified that:

         FIRST: The name of the Corporation is Webster Financial Corporation (the "Corporation").

         SECOND: The first sentence of Article 4 of the Second Restated Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

                      "The total number of shares of all classes of the capital stock which the Corporation has authority to issue is two hundred three million (203,000,000), of which two hundred million (200,000,000) shall be common stock, par value $.01 per share, amounting in the aggregate to two million dollars ($2,000,000), and three million (3,000,000) shall be serial preferred stock, par value $.01 per share, amounting in the aggregate to thirty thousand dollars ($30,000)."

         THIRD: The foregoing amendment to the Second Restated Certificate of Incorporation was duly adopted at a meeting of the Board of Directors of the Corporation.

         FOURTH: The foregoing amendment to the Second Restated Certificate of Incorporation has been adopted by the stockholders of the Corporation at a special meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         FIFTH: The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Webster Financial Corporation has caused this Certificate of Amendment to be duly executed by its Secretary as of December 17, 1999.

                                                WEBSTER FINANCIAL CORPORATION


                                                By:  /s/ Harriet Munrett Wolfe
                                                    --------------------------
                                                    Name:  Harriet Munrett Wolfe
                                                    Title: Secretary

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